Exhibit 5.1

December 16, 2009

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Semtech Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,745,886 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), to be issued pursuant to the Semtech Corporation 2009 Long-Term Equity Incentive Plan (the “2009 Plan”), the Semtech Corporation 2000 SMI Assumed Plan (as amended, the “2000 Assumed Plan”) and the Semtech Corporation 2007 SMI Assumed Plan (as amended, the “2007 Assumed Plan” and together with the 2000 Assumed Plan, the “Assumed Plans”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 17, 2001, as corrected by the Corrected Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 13, 2003, as certified as of December 14, 2009 by the Office of the Secretary of State of the State of Delaware;

(iii) the Bylaws of the Company as presently in effect, as certified by an officer of the Company as of December 16, 2009;

(iv) resolutions adopted by the Board of Directors of the Company (the “Board”) on November 11, 2009 (a) adopting the 2009 Plan and authorizing the issuance of the Shares pursuant to the 2009 Plan, (b) approving the assumption of the Assumed

Semtech Corporation

December 16, 2009

Plans, and (c) approving the filing of the Registration Statement and the registration of the Shares issuable under the 2009 Plan and the Assumed Plans;

(v) resolutions adopted by the Compensation Committee of the Board on November 11, 2009 and December 7, 2009, respectively: (a) adopting the 2009 Plan and authorizing the issuance of the Shares pursuant to the 2009 Plan; (b) approving the assumption of the 2000 Assumed Plan; (c) approving the assumption of the 2007 Plan; (d) adopting the form of award agreements to be issued pursuant to the 2009 Plan; and (e) approving the individuals receiving awards and the number of awards being granted pursuant to the 2009 Plan;

(vi) the 2009 Plan;

(vii) the 2000 Assumed Plan;

(viii) the 2007 Assumed Plan; and

(ix) a certificate, dated as of December 14, 2009, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when

Semtech Corporation

December 16, 2009

issued and sold as described in the Registration Statement and in accordance with the 2009 Plan or the Assumed Plans, as applicable (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law.

This letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This letter is rendered solely to you in connection with the issuance and delivery of the Shares. This letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky and Walker LLP